Exhibit 99

Retractable Technologies, Inc. Reports Results of Operations

LITTLE ELM, Texas, August 14, 2014—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the three and six months ended June 30, 2014 and 2013, respectively.

Comparison of Three Months Ended June 30, 2014 and June 30, 2013

Domestic sales accounted for 75.0% and 69.0% of the revenues for the three months ended June 30, 2014 and 2013, respectively. Domestic revenues increased 8.1% principally due to higher sales volume mitigated by lower average sales prices. Domestic unit sales increased 13.4%. Domestic unit sales were 66.3% of total unit sales for the three months ended June 30, 2014. International revenue and unit sales decreased 19.6% and 27.7%, respectively, due to lower sales volume mitigated by higher average sales prices. Overall unit sales decreased 4.8%.

Gross profit increased 25.2% primarily due to lower cost of manufacturing. Gross profit as a percentage of net sales was 31.7% in the three months ended June 30, 2014 as compared to 25.2% in 2013 due to lower cost of manufacturing per unit.

The average cost of manufactured products sold per unit decreased by 6.4% due to variations in production levels. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. The cost of manufactured products as a percentage of net sales was 59.6% in the three months ended June 30, 2014 as compared to 66.6% in 2013 due to lower cost of manufactured product. Royalty expense increased 5.9% due to higher gross sales.

Operating expenses decreased 14.7% or $607 thousand. The decrease was due to decreases in legal costs other than litigation, compensation costs, office expenses, consulting, and taxes other than income taxes.

Our operating loss was $1.3 million compared to an operating loss for the same period last year of $2.4 million due primarily to improved gross profit and lower operating expenses.

Our effective tax rate on the net loss before income taxes was (0.1)% and (0.1)% for the three months ended June 30, 2014 and June 30, 2013, respectively.

Comparison of Six Months Ended June 30, 2014 and June 30, 2013

Domestic sales accounted for 78.3% and 74.6% of the revenues for the six months ended June 30, 2014 and 2013, respectively. Domestic revenues decreased 3.8%. Domestic unit sales increased 0.2%. Domestic unit sales were 71.8% of total unit sales for the six months ended June 30, 2014. International revenue and unit sales decreased 21.4% and 33.0%, respectively, due to lower volumes mitigated by higher average sales prices. Overall unit sales decreased 12.1%.

Gross profit decreased 13.6% primarily due to lower revenues. Gross profit as a percentage of net sales was 30.2% in the six months ended June 30, 2014 as compared to 32.1% in 2013 due to lower sales volume mitigated by higher unit cost of manufacture.

The average cost of manufactured products sold per unit increased by 6.7% due to variations in the production schedule. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. The cost of manufactured products as a percentage of net sales was 61.3% in the six months ended June 30, 2014 as compared to 59.9% in 2013 due to higher cost of manufacturing. Royalty expense decreased 2.4% due to lower gross sales.

Operating expenses decreased 12.5% or $1.0 million. The decrease was due to decreases in legal expense other than litigation costs, consulting fees, Medical Device excise tax, and donations.

Our operating loss was $3.3 million compared to an operating loss for the same period last year of $3.8 million due primarily to reduced operating expenses.

Our effective tax rate on the net loss before income taxes was (0.1)% and (0.1)% for the six months ended June 30, 2014 and June 30, 2013, respectively.

Discussion of Balance Sheet and Statement of Cash Flow Items

Our balance sheet remains strong with cash making up 50.1% of total assets. Working capital was $17.5 million at June 30, 2014, a decrease of $3.8 million from December 31, 2013.

Approximately $3.7 million in cash flow in the six months ended June 30, 2014 was used by operating activities. Changes in working capital comprised $900 thousand of the cash used by operating activities. Our cash balance was positively affected in the third quarter of 2013 by the receipt of litigation proceeds subject to a stipulation.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on August 14, 2014 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the continuing interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer